FORM 8-A/A

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

ProBusiness Services, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	94-2976066
(State of incorporation or organization	(IRS Employer I.D. No.)

4125 Hopyard Rd., Pleasanton, CA 94588
(Address of principal executive offices)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☒

Securities Act registration statement file number to which this form relates (if applicable): Not applicable.

Securities to be registered pursuant to Section 12(b) of the Act:

None
(Title of Class)

     Securities to be registered pursuant to Section 12(g) of the Act:

Preferred Stock Purchase Rights

(Title of Class)

     This Amendment No. 2 on Form 8-A/A amends and supplements Item 1 and Item 2 of Amendment No. 1 on Form 8-A/A (the “Registration Statement”) filed by ProBusiness Services, Inc., a Delaware corporation (“ProBusiness”), with the Securities and Exchange Commission (the “Commission”) on January 8, 2002 (File No. 000-22227), which was filed in connection with ProBusiness’ adoption of an Amended and Restated Preferred Stock Rights Agreement, dated as of December 19, 2001 (the “Amended and Restated Rights Plan”). Except as amended hereby, there are no other changes to the Registration Statement.

ITEM 1.     DESCRIPTION OF SECURITIES TO BE REGISTERED.

     Item 1 of the Registration Statement is hereby amended to add the following paragraphs at the end thereof:

     Pursuant to the Amendment to the Amended and Restated Preferred Stock Rights Agreement, dated as of January 5, 2003 (the “Amendment”), ProBusiness amended the Amended and Restated Rights Plan to provide that (i) Automatic Data Processing, Inc. (“ADP”) or any person or entity affiliated therewith and ADP Merger Corp. (“Merger Sub”) would not be deemed an “Acquiring Person”, as such term is defined in the Amended and Restated Rights Plan and none of the “Distribution Date”, “Shares Acquisition Date”, “Section 13 Event” or “Triggering Event”, as each such term is defined in the Amended and Restated Rights Plan, would be deemed to occur, in each such case, by the approval, execution, delivery or performance of the Agreement and Plan of Merger, dated as of January 5, 2003, among ProBusiness, ADP and Merger Sub (the “Merger Agreement”), the announcement or consummation of the Merger (as defined in the Merger Agreement) or the other transactions contemplated by the Merger Agreement, including the approval, execution, delivery or performance of the Stockholder Support Agreements, each dated as of January 5, 2002, among ADP and certain stockholders of ProBusiness, and (ii) all outstanding rights under the Amended and Restated Rights Plan will terminate immediately prior to the effective time of the Merger.

     The Amendment is attached hereto as Exhibit 4.2 and is incorporated herein by reference. The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by such Exhibit.

ITEM 2.	EXHIBITS

	4.2	Amendment to Amended and Restated Preferred Stock Rights Agreement, dated as of January 5, 2002, between ProBusiness Services, Inc. and Wells Fargo Bank, MN N.A.

SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, ProBusiness has duly caused this Amendment No. 2 on Form 8-A/A to be signed on its behalf by the undersigned, thereto duly authorized.

Date: January 6, 2003	ProBusiness Services, Inc.

	By:	/s/ Thomas H. Sinton Thomas H. Sinton Chairman of the Board, President and Chief Executive Officer

EXHIBIT INDEX

EXHIBITS

4.2	Amendment to Amended and Restated Preferred Stock Rights Agreement, dated as of January 5, 2003, between ProBusiness Services, Inc. and Wells Fargo Bank, MN N.A.,